Exhibit 99

PRESS RELEASE

For Immediate Release                        Contact:

William E. Snell, Jr., President

Franklin Financial Services Corporation

(717) 264-6116

Franklin Financial announces stock repurchase plan

(Chambersburg, PA) Franklin Financial Services Corporation, the parent bank holding company of F&M Trust Company of Chambersburg, today announced that its Board of Directors has authorized the repurchase of up to 50,000 shares of its $1.00 par value common stock, representing 1.9% of such shares now issued and outstanding.  The repurchases are authorized to be made from time to time during the next 12 months in open market or privately negotiated transactions.

Franklin Financial has repurchased approximately 31,600 shares of its common stock during the past 12 months under a repurchase program authorized by the Board of Directors last year.  According to President and Chief Executive Officer William E. Snell, Jr., the repurchased shares will be held as treasury shares available for issuance in connection with future stock dividends and stock splits, employee benefit plans, executive compensation plans, the Dividend Reinvestment Plan, and other appropriate corporate purposes.

Franklin Financial Services Corporation is a Chambersburg, Pennsylvania based financial services holding company with assets of approximately $540 million.  Its wholly-owned subsidiary, F&M Trust Company, is an independent community bank which operates 14 community banking offices throughout Cumberland and Franklin Counties.